Exhibit 10.4
For Awards for Named Executive Officers and
Certain Executive Officers of ACGL and subsidiaries

ARCH CAPITAL GROUP LTD.
Performance Restricted Share Agreement
THIS AGREEMENT, dated as of [insert date] between Arch Capital Group Ltd. (the “Company”), a Bermuda company, and [insert name] (the “Employee”).
WHEREAS, the Employee has been granted the following award under the Company’s Amended and Restated [insert year of Plan] Long Term Incentive and Share Award Plan (the “Plan”);
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows.
1.Award of Shares.  Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Employee is hereby awarded the following number of Restricted Shares (the “Award”):
Modified Maximum Performance: [insert number equal to 250% of Target Restricted Shares] Restricted Shares (“Modified Maximum Restricted Shares”);
Target Performance: [insert number of Target Restricted Shares] Restricted Shares (“Target Restricted Shares”); and
Modified Threshold Performance: [insert number equal to 37.5% of Target Restricted Shares] Restricted Shares (“Modified Threshold Restricted Shares”).
The Award is subject to the terms and conditions herein set forth, and capitalized terms used herein and not defined shall have the meanings set forth in the Plan. In the event of any conflict between this Agreement and the Plan, the Plan shall control.
2.Terms and Conditions.  It is understood and agreed that the Award of Restricted Shares evidenced hereby is subject to the following terms and conditions:
(a)Vesting of Award. Subject to Section 2(b) below, Exhibit A hereto and the other terms and conditions of this Agreement, this Award shall become vested on the Vesting Date (as defined below) in the number of Restricted Shares earned based on the level of achievement of the performance goals as set forth in Exhibit A for the Performance Period (as defined in Exhibit A). The Vesting Date shall be March 4th next following the end of the Performance Period. Unless otherwise provided by the Company, all dividends and other amounts receivable in connection with any adjustments to the Shares under Section 4(c) of the Plan shall be subject to the vesting schedule in this Section 2(a).
(b)Termination of Service; Forfeiture of Unvested Shares.
(i)In the event of the Employee’s termination of employment due to his or her death or Permanent Disability (as defined in the Company’s Incentive Compensation Plan on the date hereof) prior to the date the Restricted Shares otherwise become vested pursuant to Section 2(a) hereof, the Target Restricted Shares shall become immediately vested in full upon such termination of employment, and the

Restricted Shares subject to the Award in excess of the Target Restricted Shares shall be immediately forfeited.
(ii)In the event of the Employee’s termination of employment (other than by the Company for Cause, as such term is defined in the Company’s Incentive Compensation Plan on the date hereof, and other than as set forth in Section 2(b)(i) or (iii) hereof) after the attainment of Retirement Age (as defined in the Company’s Incentive Compensation Plan on the date hereof) but prior to the date the Restricted Shares otherwise become vested pursuant to Section 2(a) hereof, the Employee shall continue to be eligible to vest on the Vesting Date in accordance with Section 2(a) above so long as the Employee does not, without the written consent of the Company, engage in any activity in competition with any activity of the Company or any of its Subsidiaries other than (i) serving on the board of directors (or similar governing body) of another company or (ii) serving as a consultant for no more than 26 weeks per calendar year providing services that do not, in whole or in part, relate to the business or operations of an insurance or reinsurance company (“Competitive Activity”). In the event the Employee engages in a Competitive Activity, the unvested Restricted Shares shall be forfeited by the Employee and become the property of the Company.
(iii)In the event of a Change in Control (as defined in the Plan) in connection with which the Award is assumed by the surviving entity or otherwise equitably converted or substituted in connection therewith in a manner approved by the Committee or the Board and after which the Employee ceases to be an employee of the Company due to termination (A) by the Company not for Cause or (B) by the Employee for Good Reason (as defined below), in either case, on or before the second anniversary of the occurrence of the Change in Control, (i) if the Performance Period has not ended, the Award shall vest upon such termination of employment based upon the greater of: (x) target performance pro-rated based upon the number of days within the Performance Period that have elapsed prior to the date of the Employee’s termination of employment in relation to the total number of days within the Performance Period, or (y) the actual level of achievement of all relevant performance goals (measured as of the latest date immediately preceding the date of the Employee’s termination of employment for which performance can, as a practical matter, be determined), and (ii) if the Performance Period has ended but the termination date is prior to the Vesting Date, the number of Restricted Shares earned for the Performance Period in accordance with Exhibit A will immediately become vested upon such termination of employment. “Good Reason” shall have the meaning given to such term in any existing employment agreement between the Employee and the Company or Subsidiary as in effect on the date of grant of this Award or, in the absence of such an existing employment agreement in effect on the date of grant defining such term, it shall mean, without the Employee’s written consent, (a) the material diminution of any material duties or responsibilities of the Employee without the same being corrected within thirty (30) days after being given written notice thereof; or (b) a material reduction in the Employee’s base salary without the same being corrected within thirty (30) days after being given written notice thereof.
(iv)In the event of the Employee’s termination of employment for any reason, other than those reasons specified in Section 2(b)(i), (ii) and (iii) hereof, prior to the Vesting Date, the Award shall be forfeited by the Employee and become the property of the Company.

(v)For purposes of this Agreement, service with any of the Company’s Subsidiaries (as defined in the Plan) shall be considered to be service with the Company.
(c)Change in Control; Award Not Assumed. Notwithstanding any provision of this Agreement to the contrary, upon the occurrence of a Change in Control in connection with which the Award is not assumed by the surviving entity or otherwise equitably converted or substituted in connection therewith in a manner approved by the Committee or the Board, (i) if the Performance Period has not ended, the Award shall vest on the effective date of the Change in Control based upon the greater of: (A) target performance pro-rated based upon the number of days within the Performance Period that have elapsed prior to the Change in Control in relation to the total number of days within the Performance Period, or (B) the actual level of achievement of all relevant performance goals (measured as of the latest date immediately preceding the Change in Control for which performance can, as a practical matter, be determined), and (ii) if the Performance Period has ended but the Change in Control occurs prior to the Vesting Date, the number of Restricted Shares earned for the Performance Period in accordance with Exhibit A will immediately become vested on the effective date of the Change in Control.
(d)Certificates.  Each certificate issued in respect of Restricted Shares awarded hereunder shall be issued in book entry format with the Company’s transfer agent and shall bear a legend disclosing the restrictions on transferability imposed on such Restricted Shares by this Agreement (the “Restrictive Legend”). Upon the vesting of Restricted Shares pursuant to Section 2 hereof and the satisfaction of any withholding tax liability pursuant to Section 5 hereof, such vested Shares, not bearing the Restrictive Legend, shall be delivered to the Employee.
(e)Rights of a Stockholder.  Prior to the time a Restricted Share is fully vested hereunder, the Employee shall have no right to transfer, pledge, hypothecate or otherwise encumber such Restricted Share. During such period, the Employee shall have all other rights of a stockholder, including, but not limited to, the right to vote and to receive dividends (subject to Section 2(a) hereof) at the time paid on such Restricted Shares.
(f)No Right to Continued Employment. This Award shall not confer upon the Employee any right with respect to continuance of employment by the Company nor shall this Award interfere with the right of the Company to terminate the Employee’s employment at any time.
3.Transfer of Shares. The Shares delivered hereunder, or any interest therein, may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable United States federal and state securities laws or any other applicable laws or regulations and the terms and conditions hereof.
4.Expenses of Issuance of Shares. The issuance of stock certificates hereunder shall be without charge to the Employee. The Company shall pay any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) or by reason of the issuance of Shares.
5.Withholding. No later than the date of vesting of (or the date of an election by the Employee under Section 83(b) of the Code with respect to) the Award granted hereunder, the Employee shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld at such time with respect to such Award and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Employee, federal, state and local taxes of any kind required by law to be withheld at such time.

6.References.  References herein to rights and obligations of the Employee shall apply, where appropriate, to the Employee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.
7.Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:
If to the Company:
Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda
Attn.: Secretary
If to the Employee:
To the last address delivered to the Company by the
Employee in the manner set forth herein.
8.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of New York, without giving effect to principles of conflict of laws.
9.Entire Agreement. This Agreement (including Exhibit A hereto) and the Plan constitute the entire agreement among the parties relating to the subject matter hereof, and any previous agreement or understanding among the parties with respect thereto is superseded by this Agreement and the Plan.
10.Section 409A. It is intended that the Award will be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”), and this Agreement shall be interpreted on a basis consistent with such intent.
11.Counterparts.  This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ARCH CAPITAL GROUP LTD.

By:
Name:
Title:

Name:

By accepting this grant on-line, I hereby acknowledge that I have read and agree to the terms and conditions of the grant and of the Amended and Restated [insert year of Plan] Long Term Incentive and Share Award Plan (“Plan”) and that this shall constitute the same as my written signature. I also acknowledge that I have received a copy of the Plan Prospectus. Copies of the Plan, the Plan Prospectus and Supplemental Prospectus can be found in the “Messages” link of your account at Charles Schwab.

Exhibit A

The Restricted Shares will vest contingent upon (i) the level of achievement in Tangible Book Value Per Share (“TBVPS”) at the end of the Performance Period, as modified by Relative Total Stock Return (“TSR”) Performance, all as set forth below, and (ii) except as otherwise set forth in the Agreement, continued employment by the Employee through the Vesting Date set forth in the Agreement.

TBVPS at the beginning of the Performance Period is $[insert TBVPS].

Level of Performance	Compounded Growth in TBVPS (per annum)	TBVPS at the end of the Performance Period	Initial Shares Earned as % of Target
Below Threshold	<__%	n/a	0%
Threshold	__%	$__	50%
Target	__%	$__	100%
Maximum	__%	$__	200%

Results that are between the levels set forth above will be calculated by linear interpolation.
Relative TSR Modifier

The initial number of Restricted Shares earned based on TBVPS at the end of the Performance Period as determined above will be adjusted by the Percentage Modification Factor set forth below based on the Company’s Relative TSR Performance percentile ranking over the Performance Period; provided, however, that if the Company’s TSR for the Performance Period is less than zero, then the number of earned Restricted Shares will not be adjusted upward.

Relative TSR Performance                Percentage Modification Factor

Greater than or equal to 80th                    25%
35th to 65th                            0%
Less than or equal to 20th                     -25%

The Percentage Modification Factor for Percentage Rankings that are between the Percentile Ranking values set forth above will be calculated by linear interpolation.

Subject to the annual growth in TBVPS being greater than the Threshold, the Modified Threshold Restricted Shares will be equal to 37.5% of the Target Restricted Shares and the Modified Maximum Restricted Shares will be equal to 250.0% of the Target Restricted Shares. No Restricted Shares will be earned if the annualized growth rate in TBVPS over the Performance Period is below the Threshold set forth above.

Fractional Shares Rounded

In the event the overall calculation results in fractional shares, the amount of such resulting shares will be rounded to the nearest whole share (or down if exactly halfway between).

Definitions:

“TBVPS” means, except as otherwise provided below, the tangible book value per common share outstanding of the Company as reported by the Company.  For this purpose, TBVPS at the beginning and end of the Performance Period shall each be computed by excluding goodwill and intangible assets (excluding amounts attributable to non-controlling interests) and accumulated other comprehensive income (loss) (“AOCI”), net of deferred income tax related to AOCI, as presented on the Company’s balance sheet.  TBVPS calculations may be modified by the Compensation and Human Capital Committee (“CHCC”) to reflect transactions not in the ordinary course of business which may affect tangible book value per share (including, but not limited to, share issuances or conversions, share repurchases, extraordinary distributions, and capital adjustments or other transactions affecting tangible book value per share) or in response to other unusual or non-recurring events or changes in applicable laws, regulations, or accounting principles (including, but not limited to, changes affecting the determination of the deferred income tax assets or liabilities reflected or disclosed in the Company’s financial statements or otherwise in connection with or relating to the imposition of a global minimum tax). The determination of TBVPS by the CHCC shall be final and binding on the Company and the Employee.

“Performance Period” means the three-year period beginning on [insert first day of performance period] and ending on [insert last day of performance period].

“TSR” means the total return to a shareholder over the prescribed period, including dividends (assuming reinvestment in the shares at the month end closing price for the month of the ex-dividend date for the dividend) and share price appreciation (or decline).

“Relative TSR Performance” will be calculated as follows for each applicable Performance Period:

(i)TSR for the Company and each company (“Peer Company”) in the “Peer Group” (as defined below) will be calculated as a straight ratio of ending value to beginning value over the applicable Performance Period.  In order to reduce volatility, each periodic TSR measurement will start and end with the average closing stock price for the first and last months in the applicable Performance Period, respectively.
(ii)The Company’s percentile ranking will be determined as follows:
Percentile Ranking = [(n-r)/(n-1)] x 100

Where n equals the number of Peer Companies within the Peer Group, including the Company, and r equals the Company’s ranking within the list of Peer Group companies, including the Company.

For example, if the Company ranks seventh and there are sixteen companies in the peer group (including the Company), the Company’s Percentile Ranking will be 60, which is equal to [(16-7)/(16-1)] x 100.

The Peer Group shall be comprised of the following Peer Companies for which TSR computations can be made from publicly available information for the entire Performance Period, subject to the exceptions noted below. Any member of the Peer Group that files for bankruptcy during the Performance Period will be treated as having a negative one hundred percent (-100%) TSR for the Performance Period.

American Financial Group, Inc.

American International Group, Inc.
Assurant, Inc.
AXIS Capital Holdings Limited
Chubb Limited
Cincinnati Financial Corporation
CNA Financial Corporation
Essent Group Ltd.
Everest Group, Ltd.
Fairfax Financial Holdings Limited
Markel Corporation
MGIC Investment Corporation
Old Republic International Corporation
Radian Group Inc.
RenaissanceRe Holdings Ltd.
Selective Insurance Group, Inc.
The Allstate Corporation
The Hanover Insurance Group, Inc.
The Hartford Financial Services Group
The Travelers Companies
W.R. Berkley Corporation

A Peer Company shall be eliminated from the Peer Group for the entire Performance Period under the following circumstances:

(i)the Peer Company consummates a corporate transaction of any type such that it is not the surviving entity (including a corporate transaction under which it sells all or substantially all of its assets),
(ii)the Peer Company is acquired by the Company or any of its Subsidiaries or
The Peer Company is delisted from the securities exchange on which it was listed at the beginning of the Performance Period (other than due to bankruptcy of the Peer Company) and following such delisting the Peer Company is not immediately relisted on a U.S. national securities exchange and remains listed on such exchange for the remainder of the Performance Period.